SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to § 240.14a-12

           WILSON GREATBATCH TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:


[WILSON GREATBATCH LOGO]

April 22, 2002

Dear Stockholder:

                You are cordially invited to attend the Annual Meeting of Stockholders of Wilson Greatbatch Technologies, Inc. which will be held on Friday, May 17, 2002, at 10:00 a.m. at Samuel's Grande Manor, 8750 Main Street, Williamsville, New York 14221.

                Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the company's 2001 Annual Report. We encourage you to read the Annual Report. It includes information on the company's operations, markets and products, as well as the company's audited financial statements.

                Whether or not you attend the Annual Meeting it is important that your shares be represented and voted. To make it easier for you to vote, we are offering Internet and telephone voting. The instructions included on your proxy card describe how to vote using these services. Of course, if you prefer, you can vote by mail by completing and signing your proxy card, and returning it in the enclosed postage-paid envelope provided.

                We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Edward F. Voboril
Edward F. Voboril
Chairman of the Board, President
and Chief Executive Officer


WILSON GREATBATCH TECHNOLOGIES, INC.
10,000 WEHRLE DRIVE
CLARENCE, NEW YORK 14031
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2002
_______________

To the Stockholders of Wilson Greatbatch Technologies, Inc.:

                The Annual Meeting of the Stockholders of Wilson Greatbatch Technologies, Inc. will be held at Samuel's Grande Manor, 8750 Main Street, Williamsville, New York 14221, on May 17, 2002 at 10:00 a.m. for the following purposes

  To elect six directors.

  To ratify the adoption by the board of directors of the company's non-employee director stock incentive plan.

  To ratify the reappointment by the board of directors of Deloitte & Touche LLP as independent auditors for 2002.

  To consider and act upon other matters that may properly come before the meeting.

                The board of directors has fixed the close of business on April 10, 2002 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

By Order of the Board of Directors,
Larry T. DeAngelo
Senior Vice President, Administration
and Secretary

Clarence, New York
April 22, 2002

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE OR INTERNET AS DESCRIBED ON YOUR PROXY CARD OR BY COMPLETING AND SIGNING YOUR PROXY CARD AND PROMPTLY RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.


WILSON GREATBATCH TECHNOLOGIES, INC.
10,000 WEHRLE DRIVE
CLARENCE, NEW YORK 14031
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2002
_______________

                This proxy statement and the accompanying form of proxy are being mailed on or about April 22, 2002 in connection with the solicitation by the board of directors of Wilson Greatbatch Technologies, Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 17, 2002, at Samuel's Grande Manor, 8750 Main Street, Williamsville, New York 14221, and any adjournments thereof. The company will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby.

                You may change your vote and revoke your proxy at any time prior to exercise by filing an instrument with the Secretary of the company revoking it, by submitting a duly executed proxy bearing a later date or by request in person at the Annual Meeting. If your proxy is not revoked, the shares represented by your proxy will be voted according to your directions. If your proxy card is signed and returned without specifying voting directions, the shares represented by that proxy will be voted according to the recommendation of the board of directors on each proposal.

                On April 10, 2002, the record date fixed by the board of directors for the Annual Meeting, the company had outstanding 20,795,587 shares of common stock. Each outstanding share of common stock is entitled to one vote on all matters to be voted on by the stockholders at the Annual Meeting.

                The presence, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum at the Annual Meeting. Abstentions, directions to withhold authority and broker non-votes (which occur when brokers or nominees notify the company they have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum.

                Directors are elected by a plurality and the six nominees who receive the most votes will be elected. Abstentions, directions to withhold authority and broker non-votes will have no effect on the election of directors. The ratification of the adoption of the company's non-employee director stock incentive plan and the reappointment of auditors must receive a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome.

                An individual who has a beneficial interest in shares allocated to an account under the Wilson Greatbatch, Ltd. Equity Plus Plan - Money Purchase Plan or the Wilson Greatbatch, Ltd. Equity Plus Plan - Stock Bonus Plan, referred to in this proxy statement as the Plans, is being sent a proxy statement and a proxy card to vote the common stock allocated to that account. An individual with a beneficial interest in the Plans may give directions to the Trustees of the Plans as to how the allocated shares should be voted by returning the proxy card or using the telephone or Internet voting methods.

SECURITY OWNERSHIP

                The following table sets forth information, as of April 10, 2002, regarding the beneficial ownership of the outstanding shares of the company's common stock by (i) each person known to the company to be the beneficial owner of more than 5% of the company's outstanding common stock, (ii) each director of the company, (iii) each executive officer named in the "Summary Compensation Table" in this proxy statement and (iv) all directors and such named executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
DLJ Merchant Banking Partners II, L.P.(2)(3) and related investors 277 Park Avenue New York, New York 10172	3,165,884	15.2
Capital Group International, Inc. and Capital Guardian Trust Company(4) 11100 Santa Monica Blvd. Los Angeles, CA 90025	1,403,900	6.8
Westfield Capital Management LLC(5) One Financial Center Boston, MA 02111	1,681,150	8.1
Edward F. Voboril(6)(7)	317,450	1.5
Robert E. Rich, Jr.(6).	20,112	*
Bill R. Sanford	30,000	*
Peter H. Soderberg	0	*
William B. Summers, Jr.	0	*
Henry Wendt(8)	1,592	*
Larry T. DeAngelo(6)(9)	151,877	*
Curtis F. Holmes, Ph.D.(6)(10).	85,739	*
Peter E. Samek(11)	2,694	*
All directors and named executive officers as a group (9 persons)(6)(7)(8)(9)(10)(11)	609,464	2.9

_________________________

* Less than one percent

(1)	Unless otherwise indicated, the address for all persons listed above is c/o Wilson Greatbatch Technologies, Inc., 10,000 Wehrle Drive, Clarence, New York 14031.
(2)	Consists of shares held directly by DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ Investment Partners, L.P., DLJ Investing Funding, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ First ESC, L.P., DLJ Merchant Banking II, LLC, DLJ Strategic Partners, L.P., DLJ Merchant Banking II, Inc., DLJ Diversified Partners, Inc., DLJ Diversified Associates, L.P., DLJ LBO Plans Management Corp., DLJ Offshore Management N.V., DLJ Investment Associates, L.P. and DLJ Investment Partners, Inc. In the aggregate, these entities have sole investment power with respect to 3,165,884 shares of common stock, which is equivalent to 15.2% of the company's common stock outstanding as of April 10, 2002. The beneficial ownership information presented is based solely on a Statement of Changes in Beneficial Ownership, or Form 4, dated April 10, 2002, filed by Credit Suisse First Boston, a Swiss bank, or CSFB. DLJ Merchant Banking Partners II, L.P. and the related entities named above are direct and indirect subsidiaries of CSFB to the extent that they constitute part of the investment banking business of the Credit Suisse First Boston business unit. The ultimate parent company of CSFB is Credit Suisse Group, a Swiss corporation.
(3)	Voting power with respect to the shares is shared pursuant to stockholders agreements entered into in July 1997 with the other parties to the stockholders agreements. Therefore, the various entities affiliated with CSFB each may be deemed to beneficially own all of the 3,741,062 shares of common stock with respect to which voting power is shared pursuant to the stockholders agreements. These shares consist of 3,165,884 shares held directly by the entities affiliated with CSFB and shares held directly by Messrs. Voboril, DeAngelo, Holmes and Rich. In addition, certain other parties to the stockholders agreement dated as of July 16, 1997, who, under the agreement, share voting power with respect to the shares owned by the entities affiliated with CSFB-USA, may be deemed to beneficially own the 3,165,884 shares of common stock held by the entities affiliated with CSFB.
(4)	Capital Group International, Inc. ("Capital Group") and Capital Guardian Trust Company ("Capital Trust") filed a Schedule 13G dated February 11, 2002. The beneficial ownership information presented and the remainder of the information contained in this footnote is based solely on the Schedule 13G. Capital Group is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G. The investment management companies include Capital Trust, a "bank" as defined in Section 3(a)6 of the Securities Exchange Act of 1934, or the Act, and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, which provide investment advisory and management services for their respective clients including registered investment companies and institutional accounts. Capital Group does not have investment power or voting power over any of the securities reported in the Schedule 13G but may be deemed to beneficially own 1,403,900 shares of the company's common stock by virtue of Rule 13d-3 under the Act. Capital Trust is deemed to be the beneficial owner of 1,350,600 shares of the company's common stock as a result of its serving as the investment manager of various institutional accounts.
(5)	Westfield Capital Management LLC filed a Schedule 13G dated January 7, 2002. The beneficial ownership information presented is based solely on the Schedule 13G.
(6)	Voting power with respect to the shares is shared pursuant to stockholders agreements entered into in July 1997, with the other parties to the stockholders agreements. Therefore, Messrs. Voboril, DeAngelo, Holmes and Rich each may be deemed to beneficially own all of the 3,741,062 shares of common stock with respect to which voting power is shared pursuant to the stockholders agreements. Messrs. Voboril, DeAngelo, Holmes and Rich disclaim beneficial ownership of such shares, other than the 317,450 shares, 151,877 shares, 85,739 shares and the 20,112 shares held directly by them respectively.
(7)	Includes 42,000 shares held by Mr. Voboril's spouse as a trustee of a trust for the benefit of Mr. Voboril's family members and 129,019 shares Mr. Voboril has the right to acquire pursuant to options exercisable within 60 days after April 10, 2002.
(8)	These shares were received by Mr. Wendt as a pro-rata distribution by a trust of which Mr. Wendt is a trustee and he and his spouse and children are the beneficiaries.
(9)	Includes 47,761 shares Mr. DeAngelo has the right to acquire pursuant to options exercisable within 60 days after April 10, 2002.
(10)	Includes 13,334 shares held by Dr. Holmes' spouse as trustee of a trust for the benefit of Dr. Holmes' family members, and 51,863 shares he has the right to acquire pursuant to options exercisable within 60 days after April 10, 2002.
(11)	Represents shares Mr. Samek has the right to acquire pursuant to options exercisable within 60 days after April 10, 2002.

PROPOSAL 1

ELECTION OF DIRECTORS

                The company's directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. When your proxy is submitted, the shares it represents will be voted in accordance with the direction indicated, or, if no direction is indicated, the shares will be voted in favor of the election of the nominees identified below. The company expects each nominee to be able to serve, if elected, but if any nominee notifies the company before the annual meeting that he is unable to do so, then the proxies will be voted for such other person as the board shall designate.

                Information regarding the nominees standing for election as directors is set forth below:

Name	Age	Position and Office with the Company	Director Since
Edward F. Voboril	59	Chairman of the Board, President and Chief Executive Officer	1997
Robert E. Rich, Jr.	61	Director	1997
Bill R. Sanford	58	Director	2000
Peter H. Soderberg	55	Director	2002
William B. Summers, Jr.	51	Director	2001
Henry Wendt	68	Director	1997

                Edward F. Voboril has served as President and Chief Executive Officer of the company and its predecessor since December 1990. Mr. Voboril became Chairman of the Board of Directors in July 1997. Mr. Voboril's career spans over 30 years in the medical device industry. Prior to joining the company's predecessor in 1990, Mr. Voboril was Vice President and General Manager of the Biomedical Division of PPG Industries. He was previously Vice President and General Manager of the Medical Electronics Division of Honeywell, which was acquired by PPG in 1986. Mr. Voboril currently serves on the board of directors of Analogic Corporation, an electronics company. Mr. Voboril served as President of the Health Care Industries Association of Western New York from July 1995 to July 1998 and currently serves as a member of the board of directors of the Advanced Medical Technology Association, known as AdvaMed.

                Robert E. Rich, Jr. has served as a director since July 1997. Mr. Rich has served as President of Rich Products Corporation, a frozen foods manufacturer, since 1978. Mr. Rich is a member of the board of directors of Grocery Manufacturers of America, Inc.

                Bill R. Sanford has served as a director since October 2000. Mr. Sanford is the founder and Chairman of Symark LLC, a technology commercialization and business development company. He is a founder, and from April 1987 to August 2000 was Chairman of the Board and Chief Executive Officer, of STERIS Corporation, a global provider of sterile processing and decontamination systems, products, services and technologies. Mr. Sanford is a director of KeyCorp N.A. and several early stage private technology companies.

                Peter H. Soderberg has served as director since March 2002. Mr. Soderberg has been President and Chief Executive Officer of Welch Allyn, Inc. since January 2000. Before that, he was Chief Operating Officer of Welch Allyn's medical products business. Prior to joining Welch Allyn in 1994, Mr. Soderberg had a long career at Johnson & Johnson. During his last five years with Johnson & Johnson, he served as President of its health management unit. Mr. Soderberg serves on the board of AdvaMed and on the foundation board of the Health Industries Distributors Association.

                William B. Summers, Jr. has served as director since July 2001. Mr. Summers has served as Chairman of McDonald Investments, Inc., a Key Corp company, since 1995. He is a director of the New York Stock Exchange and Penton Media, Inc.

                Henry Wendt has served as a director since July 1997. From January 1997 until January 2001, Mr. Wendt served as Chairman of Global Health Care Partners, a unit of DLJ Merchant Banking specializing in private equity investment in healthcare businesses worldwide. Mr. Wendt retired as Chairman of SmithKline Beecham p.l.c. in 1994 after completing a career of nearly 40 years in the pharmaceutical, healthcare products and services industries. Mr. Wendt is Chairman of the Board of Computerized Medical Systems, Inc. and serves on the board of directors of Focus Technologies, Inc., Prometheus Laboratories, Inc., Cambridge Laboratories, PLC, G&A, Ltd. (Arrail Dental) Ltd. He is also a Trustee of the Trilateral Commission, Trustee Emeritus of the American Enterprise Institute and Chairman of the Community Foundation of Sonoma County, California.

                In accordance with the three stockholders agreements entered into in July 1997, which are described under the heading "Certain Relationships and Related Transactions" in this proxy statement, all of the parties to the agreements have agreed to take all actions necessary, including voting their shares of common stock, to cause the company's Chief Executive Officer, presently Mr. Voboril, to be a member of the board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Meetings and Committees of the Board

                The board of directors held four meetings in 2001. Each director attended at least 75% of the aggregate of the meetings of the full board and of the meetings of committees of the board on which each director served, except for Mr. Rich and Douglas Rogers. Mr. Rogers resigned as director of the company in March 2002. The board of directors has standing audit and compensation committees.

                The audit committee consists of Messrs. Rich, Sanford and Summers. The audit committee reviews and reports to the board of directors on the scope and results of audits by the independent auditors and recommends a firm of certified independent public accountants to serve as the independent auditors, subject to nomination by the board of directors and approval by the stockholders. The audit committee also discusses with the independent auditors the matters required to be discussed by auditing standards and reviews the independence of the auditors. Membership on the audit committee is restricted to directors who are independent of management and free from any relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment as a committee. The audit committee had eight meetings in 2001.

                The compensation committee consists of Messrs. Wendt and Summers. The compensation committee makes recommendations to the board of directors with respect to the company's general and specific compensation policies and administers the company's 1997 and 1998 stock option plans. The compensation committee had two meetings in 2001.

Compensation of Directors

                Each director who is not a full-time employee of the company, DLJ Merchant Banking or any of its affiliates is paid a $10,000 annual retainer and a $1,000 per meeting fee for attendance at meetings of the board of directors or any committee of which the director is a member. In addition, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

                The board of directors has approved and presented to the stockholders for ratification at the 2002 Annual Meeting a Non-Employee Director Stock Incentive Plan under which directors who are not employees of the company or DLJ Merchant Banking Partners II, L.P. or its affiliates would receive grants of stock options and stock awards in lieu of the annual cash retainer described above. See the discussion under "Proposal 2 - Ratification of the Adoption of the Company's Non-Employee Director Stock Incentive Plan."

MANAGEMENT INFORMATION

Executive Officers and Key Employees

                Our executive officers and certain key employees, and their respective ages and positions as of April 1, 2002, are as follows:

Name	Age	Position
Edward F. Voboril*	59	Chairman of the Board, President and Chief Executive Officer
Susan M. Bratton	45	Vice President, Corporate Quality
V.W. Brinkerhoff III	59	Vice President and General Manager, Implantable Capacitor Division
Larry T. DeAngelo	55	Senior Vice President, Administration and Secretary
Steven J. Ebel	43	General Manager, Electrochem Division
Curtis F. Holmes, Ph.D.	59	Group Vice President, Components and President, Greatbatch-Hittman, Inc.
Ricky S. Kline	47	General Manager, Engineered Components Division
Ernest J. Norman, Esq.	56	Director, Investor Relations and Corporate Communications and Assistant Secretary
William M. Paulot, P.E.	41	General Manager, Emerging Technologies
Robert C. Rusin	43	General Manager, Impantable Power Source Division
Peter E. Samek	50	Vice President, Corporate Development
Esther S. Takeuchi, Ph.D.	48	Vice President, Research and Development
David E. Waters	49	Vice President, Marketing

* Mr. Voboril's biographical information is provided above under "Proposal 1. Election of Directors."

                Susan M. Bratton has served as the company's Vice President, Corporate Quality since March 2001. Ms. Bratton served as General Manager, Electrochem Division from July 1998 to March 2001 and previously served as the Director of Procurement of the company and the company's predecessor from June 1991 to July 1998. Ms. Bratton has held various positions with the company since 1976.

                V.W. Brinkerhoff III has served as the company's Vice President and General Manager, Implantable Capacitor Division since March 2002. Mr. Brinkerhoff served as General Manager, Implantable Capacitor Division from August 2001 to March 2002. Prior to joining the company, from 1992 to 2000, Mr. Brinkerhoff held several senior level executive positions in both operations and business leadership for Life Technologies, Inc., a life sciences company located in Rockville, Maryland. He also brings prior experience from Scott Paper Co., Cincinnati Microwave, and the James River Corp.

                Larry T. DeAngelo has served as the company's Senior Vice President, Administration, since December 2000 and as Secretary since July 1997. Mr. DeAngelo also served as Vice President, Administration of the company and the company's predecessor from November 1991 to December 2000. Prior to joining the company's predecessor, Mr. DeAngelo was the Director of International Human Resources of Rockwell International Corporation. Mr. DeAngelo is currently a member of the Payment and Health Care Delivery Committee of AdvaMed and serves in the capacity of past chairman of the operating board for the Buffalo Hearing and Speech Center.

                Steven J. Ebel has served as the company's General Manager, Electrochem Division since May 2001 and as the company's General Manager, Implantable Power Source Division from July 1998 to May 2001. From September 1996 to July 1998, Mr. Ebel served as the company's General Manager, Electrochem Division and from August 1994 to September 1996, he was the company's Director of Program Management and Product Development. Mr. Ebel has held various positions with the company since 1983.

                Curtis F. Holmes, Ph.D. has served as Group Vice President, Components and President of the company's subsidiary, Greatbatch-Hittman, Inc., since May 2001 and as President of Greatbatch-Hittman from January 2000 to May 2001. Dr. Holmes served as Senior Vice President and Chief Operating Officer of Greatbatch-Hittman, Inc. from July 1999 to December 1999 and as the company's Senior Vice President from January 1999 to July 1999. From November 1980 to January 1999, Dr. Holmes served as the company's Vice President, Technology.

                Ricky S. Kline has served as the company's General Manager, Engineered Components Division since August 2001. Previously, he served as the company's General Manager and Director of Capacitor Operations from February 2000 to July 2001. Mr. Kline also served as General Manager of the company's Engineered Components Division from April 1999 to February 2000. He also held various director positions for the company from 1989 to 1999.

                Ernest J. Norman, Esq. has served as the company's Director, Investor Relations and Corporate Communications and Assistant Secretary since August 2000. Prior to joining the company, Mr. Norman was a member of the law firm of Watson, Bennett, Colligan, Johnson & Schechter, L.L.P. from December 1998 to August 2000. He previously served as General Counsel and Corporate Secretary of Trico Products Corporation and as Vice President, General Counsel and Assistant Corporate Secretary at Goldome Bank. Mr. Norman is currently a member of the Public Affairs Coordinating Council of AdvaMed. Mr. Norman is licensed to practice law in the State of New York and the District of Columbia.

                William M. Paulot, P.E. has served as the company's General Manager, Emerging Technologies since December 2001. Mr. Paulot has held various management and technical positions with the company since 1988. During the past five years he has held the positions of Director, Design Engineering, Director, Engineering and Program Management, Director, Operations Engineering and Director, New Technology Initiatives.

                Robert C. Rusin has served as the company's General Manager, Implantable Power Source Division since May 2001, and as General Manager, Engineered Components Division from December 2000 to May 2001. Mr. Rusin served as Vice President, Corporate Quality from July 1999 to November 2000. From August 1998 to July 1999, Mr. Rusin served as President and Chief Operating Officer of BioVector, Inc. From January 1997 to August 1998, Mr. Rusin served as Director, Sales and Distribution, of Greatbatch Scientific and previously served as Director, Greatbatch Surgical Products for the company's predecessor from January 1995 to January 1997.

                Peter E. Samek has served as the company's Vice President, Corporate Development since January 2001. Prior to joining the company, Mr. Samek served from November 1998 to August 2000 as Director of Corporate Business Development of the Eastman Kodak Company and from October 1993 to November 1998 as Managing Director, Equity Investments of Manning & Napier Advisors, Inc. of Rochester, New York.

                Esther S. Takeuchi, Ph.D. has served as the company's Vice President, Research and Development since May 1999. Dr. Takeuchi served as the company's Director of Electrochemical Research from July 1997 to May 1999 and previously served as Director of Electrochemical Research of the company's predecessor from August 1991 to July 1997. The Electrochemical Society Inc. conferred the Battery Division Technology Award upon Dr. Takeuchi in 1995 and in 1998, the Western New York Section of the American Chemical Society presented Dr. Takeuchi with the 68th Jacob F. Schoellkopf Medal. Dr. Takeuchi was elected a Fellow of the American Institute for Medical and Biological Engineering in 1999.

                David E. Waters joined the company as its Vice President of Marketing in December 2001. Prior to joining the company, Mr. Waters held several positions at Invacare Corporation, including General Manager of Invacare Infusion Systems from 1997 to 1998, General Manager of Long Term Respiratory and Senior Director of Marketing for the Respiratory Division from 1998 to 1999 and General Manager of OEM Parts and The Aftermarket Group from 1999 to 2001.

EXECUTIVE COMPENSATION

                The following table discloses compensation for the years ended December 28, 2001, December 29, 2000, and December 31, 1999 received by the company's Chairman of the Board, President and Chief Executive Officer and by the company's four most highly compensated executive officers (other than the Chief Executive Officer) who served as such at the close of the fiscal year ended December 28, 2001, referred to in this proxy statement as "named executive officers."

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options	LTIP Payouts(2)	All other Compensation (3)
Edward F. Voboril Chairman of the Board, President and Chief Executive Officer	2001	$335,000	$345,000(4)	$15,353	15,409	------	$27,105
	2000	$315,000	$105,000(5)	$33,582	21,040	------	$20,625
	1999	$271,500	$253,078(6)	------	40,940	------	$23,297
Larry T. DeAngelo Senior Vice President, Administration and Secretary	2001	$170,000	$85,500(4)	------	5,011	$184,143	$16,229
	2000	$150,335	$30,600(5)	------	5,580	$78,816	$10,830
	1999	$128,571	$36,924(6)	------	6,487	$179,410	$18,435
Curtis F. Holmes, Ph.D. Group Vice President, Components and President, Greatbatch-Hittman, Inc.	2001	$193,866	$85,000(4)	$7,279	6,625	$192,774	$15,998
	2000	$184,401	$45,700(5)	$4,041	7,880	$80,738	$164,868
	1999	$147,166	$38,373(6)	$35,056	8,935	$184,050	$185,655
Richard W. Mott(7) Executive Vice President and Chief Operating Officer	2001	$195,000	$110,000(4)	$7,500	6,375	$208,599	$17,884
	2000	$161,308	$41,000(5)	$8,885	7,880	$85,864	$10,465
	1999	$138,332	$39,740(6)	------	8,885	$179,410	$18,652
Peter E. Samek(8) Vice President, Corporate Development	2001	$164,904	$62,000(4)	------	10,000	------	$3,463
	2000	------	------	------	------	------	------
	1999	------	------	------	------	------	------

_______________

(1)	For 2001, represents (i) $15,353 of tuition expenses for Mr. Voboril and $4,167 of tuition expenses for Dr. Holmes, (ii) $7,500 paid to Mr. Mott for unused vacation time and (iii) $3,112 paid to Dr. Holmes as a gross up of the medical coverage he received from Greatbatch-Hittman to match the medical coverage he previously received from the company. For 2000, represents (i) $33,582 of tuition expenses for Mr. Voboril and $4,041 of tuition expenses for Dr. Holmes and (ii) $8,885 paid to Mr. Mott for unused vacation time. For 1999, represents $31,397 for reimbursement of relocation expenses and $3,659 of tuition expenses for Dr. Holmes. No other annual compensation is reported for the named executive officers because perquisites and personal benefits otherwise did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for these named executive officers.
(2)	Represents payments made by the company pursuant to its long term compensation plan, which was terminated in 1997. The final payments under the plan were made in 2001.
(3)	For 2001, represents (i) payments of term life insurance premiums of $9,221 for Mr. Voboril, (ii) the company's matching contributions to its 401(k) plan of $3,570 for each of Messrs. Voboril, DeAngelo and Mott respectively, $1,684 for Dr. Holmes and $3,463 for Mr. Samek, (iii) the company's contributions under its ESOP plan of $3,876 for Mr. Voboril, $3,428 for Mr. DeAngelo, $3,876 for Dr. Holmes and $3,876 for Mr. Mott, which contributions consist of 137, 121, 137 and 137 shares of the company's common stock, respectively, (iv) cash profit sharing distributions of $1,938 for Mr. Voboril, $1,714 for Mr. DeAngelo, $1,938 for Dr. Holmes and $1,938 for Mr. Mott, (v) the company's contributions under its defined contribution pension plan of $8,500 for Mr. Voboril, $7,517 for Mr. DeAngelo, $8,500 for Dr. Holmes and $8,500 for Mr. Mott. For 2000, represents (i) payments of term life insurance premiums of $8,167 for Mr. Voboril and $1,134 for Mr. DeAngelo, (ii) the company's matching contributions to the company's 401(k) plan of $3,360 for Mr. Voboril, $2,744 for Mr. DeAngelo, $3,360 for Dr. Holmes and $2,923 for Mr. Mott, (iii) the company's contributions under its ESOP plan of $8,000 for Mr. Voboril, $6,429 for Mr. DeAngelo, $7,358 for Dr. Holmes and $6,917 for Mr. Mott, which contributions consist of 533, 429, 491 and 461 shares of the company's common stock, respectively, (iv) cash profit sharing distributions of $1,098 for Mr. Voboril, $523 for Mr. DeAngelo, $649 for Dr. Holmes and $625 for Mr. Mott and (v) a payout of $153,501 to Dr. Holmes made in fiscal 2000 in respect of stock appreciation rights granted in prior years. For 1999, represents (i) payments of term life insurance premiums of $3,497 for Mr. Voboril, $1,134 for Mr. DeAngelo and $1,761 for Dr. Holmes, (ii) the company's matching contributions to the 401(k) plan of $3,360 for Mr. Voboril, $2,744 for Mr. DeAngelo, $3,360 for Dr. Holmes and $2,923 for Mr. Mott, (iii) the company's contributions under the ESOP plan of $8,440 for Mr. Voboril, $7,847 for Mr. DeAngelo, $8,147 for Dr. Holmes and $8,479 for Mr. Mott, which contributions represent 563, 523, 543 and 565 shares of the company's common stock, respectively, (iv) the company's contributions under its defined contribution pension plan of $8,000 for Mr. Voboril, $6,710 for Mr. DeAngelo, $6,965 for Dr. Holmes and $7,250 for Mr. Mott and (v) a payout of $165,422 to Dr. Holmes made in fiscal 1999 in respect of stock appreciation rights granted in prior years.
(4)	Represents amounts earned in 2001 which are to be or have been paid in fiscal 2002.
(5)	Represents amounts earned in 2000 which were paid in fiscal 2001.
(6)	Represents payments made in 1999 for bonuses earned in prior years.
(7)	Mr. Mott's employment terminated effective March 19, 2002.
(8)	Began employment in January 2001.

Stock Options

                The following table sets forth information concerning stock option grants made to the company's named executive officers in the fiscal year ended December 28, 2001, including the potential realizable value over the 10 year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation are mandated by the rules of the United States Securities and Exchange Commission and do not represent the company's estimate of future stock price performance. Actual gains, if any, on stock option exercises will be dependent on the future performance of the company's common stock.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted in Fiscal Year 2001	Exercise Price ($/sh)	ExpirationDate	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
					5%	10%
Edward F. Voboril	11,074	13.5%	$28.25	January 1, 2011	$509,584	$811,428
	4,335	5.3%	$20.64	February 5, 2011	$145,744	$232,074
Larry T. DeAngelo	2,936	3.6%	$28.25	January 1, 2011	$135,104	$215,130
	2,075	2.5%	$20.64	February 5, 2011	$69,762	$111,085
Curtis F. Holmes, Ph.D	4,150	5.1%	$28.25	January 1, 2011	$190,968	$304,084
	2,475	3.0%	$20.64	February 5, 2011	$83,210	$132,499
Richard W. Mott	4,150 2,225	5.1% 2.7%	$28.25 $20.64	January 1, 2011 February 5, 2011	$190,968 $74,805	$304,084 $119,115
Peter E. Samek	10,000	12.2%	$20.64	February 5, 2011	$336,204	$535,348

                The following table sets forth information concerning the number of shares and the value of options outstanding as of December 28, 2001, for each such officer. The values of in-the-money options have been calculated on the basis of a valuation of $36.51 per share, the closing price per share of the company's common stock on December 28, 2001, less the applicable exercise price.

OPTION EXERCISES AND YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 28, 2001		Value of Unexercised In-the-Money Options at December 28, 2001
Name	Number of Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexerciseable

Edward F. Voboril	0	------	116,869	50,620	$3,303,729	$1,056,579
Larry T. DeAngelo	0	------	44,231	13,906	$1,305,633	$311,086
Curtis F. Holmes, Ph.D	0	------	47,028	17,212	$1,382,544	$367,517
Richard W. Mott	2,000	$61,600	46,805	17,045	$1,358,214	$364,872
Peter E. Samek	0	------	2,694	7,306	$42,754	$115,946

Employment Agreement

                On July 9, 1997, the company entered into an employment agreement with Mr. Voboril, the company's Chairman of the Board, President and Chief Executive Officer. This agreement expired on June 30, 2001 but automatically extends for additional one year periods until the company or Mr. Voboril gives notice to terminate not less than twelve months prior to the proposed termination date. The company currently pays Mr. Voboril $335,000 annually. The compensation committee and the board of directors has the right to increase Mr. Voboril's salary. Under this agreement, Mr. Voboril is entitled to a bonus equal to 75% of his current base salary if the company achieves financial targets set by the board of directors and reflected in the company's annual budget.

                If the company terminates Mr. Voboril's employment without cause or if Mr. Voboril terminates his employment for good reason, the company has agreed to pay to Mr. Voboril the greater of $285,000 or his current annual base salary and a bonus for the year of termination equal to a percentage of his base salary. If the company terminates his employment without cause within six months before, or twelve months after, a change in control of the company, it will pay Mr. Voboril an amount equal to his current annual salary and a bonus equal to 75% of his current base salary. In addition, all performance stock options held by Mr. Voboril will automatically vest and he will have the right to exercise all unexercised options.

                If the company terminates Mr. Voboril's employment for cause or if Mr. Voboril terminates his employment without good reason, the company will pay him his accrued base salary and other compensation that has accrued as of the termination date. However, the company will not pay Mr. Voboril an annual bonus if the company terminates his employment with cause, and any stock options granted to Mr. Voboril that have not vested will be forfeited and canceled. If the company terminates Mr. Voboril for cause, it may, at its election, purchase all of his shares and vested stock options at the lesser of the shares' cost or fair market value.

                So long as Mr. Voboril is not terminated without cause, he has agreed not to compete, directly or indirectly, against the company during his employment and for two years after his employment ends. In addition, Mr. Voboril has agreed not to solicit any of the company's employees for two years after his employment ends.

                The company has not entered into employment agreements with its other named executive officers.

Change in Control Agreements

                The company has entered into change in control agreements with Messrs. Voboril, DeAngelo, Rusin, Brinkerhoff, Samek, Ebel, Kline, Waters, Paulot, Drs. Holmes and Takeuchi and Ms. Bratton. These agreements provide for the continued employment of the executive for a period of two years following a "change in control" of the company (as defined in the agreement). During this two year period, the executive would continue to be employed and compensated commensurate with his or her position and compensation prior to the change in control. The agreement terminates (i) upon the executive's death or disability, (ii) for "cause" (as defined in the agreement) or (iii) by election of the executive for "good reason" (as defined in the agreement).

                If the company terminates the agreement other than for death, disability or cause, or the executive terminates the agreement for good reason after a change in control, then the executive will be paid an amount equal to (i) two times his or her highest annual salary for the three year period prior to the date of termination, (ii) the average annualized bonus paid to the executive during the three year period prior to the date of termination, (iii) two times the company's total contributions to the company's retirement plan with respect to the executive for the year preceding the termination, (iv) that portion, if any, of the company's contribution to the executive's 401(k), savings or other similar individual account plan that is not vested as of the date of termination, plus an amount that, when added to this unvested contribution, would be sufficient after applicable taxes to enable the executive to net an amount equal to this unvested contribution and (v) $25,000 for outplacement services utilized by the executive. Moreover, all unvested stock options, stock appreciation rights and restricted stock held by the executive pursuant to any company stock plan, will immediately become fully vested and exercisable. The executive and his or her family are also entitled to continued coverage under the company's medical and other benefits plans for a period of two years on the same terms upon which such coverage was provided prior to such termination. The company will also make any additional tax gross-up payment to the executive as may be necessary to reimburse the executive for any federal or state excise tax liability with respect to any severance payment, other benefit or tax gross-up payment made under the change in control agreement.

Stock Plans

                The company has two stock option plans that provide for the issuance of nonqualified and incentive stock options to its key employees and key employees of its subsidiaries. The terms of the company's 1997 stock option plan and 1998 stock option plan are substantially the same and both plans are administered by the compensation committee. The 1997 stock option plan authorizes the issuance of options to acquire up to 480,000 shares of common stock and the 1998 stock option plan authorizes the issuance of options to acquire up to 1,220,000 shares of common stock. Options granted under the 1997 and 1998 stock option plans generally vest over a three to five year period and the vesting period can be accelerated depending upon the achievement by the company of performance standards, including earnings targets. Options expire 10 years from the date of the grant. Options are granted with exercise prices equal to the fair market value of the common stock on the date of the grant. Options generally are non-transferable, other than by will or the laws of descent and distribution and are exercisable only by the grantee while the grantee is alive. Both of the stock option plans contain a change in control provision. If a change in control of the company occurs, at the discretion of the company's compensation committee, each option granted under the stock option plans may be terminated. If this occurs, the company must pay each optionholder an amount equal to the difference between the fair market value of each share and the exercise price per share. This amount would be payable upon the closing of a transaction that results in a change in control.

Incentive Compensation Plans

                The company sponsors various incentive compensation programs, which provide for the payment of cash to key employees based upon achievement of specific earnings goals before incentive compensation expense.

Employee Stock Ownership Plan

                The company sponsors an employee stock ownership plan, or ESOP, and related trust as a long-term benefit for substantially all of the company's employees, including the company's executive officers. There are two components to contributions under the ESOP. The first component is a defined contribution pension plan whose annual contribution equals 5% of each employee's compensation. Contributions to the ESOP are in the form of the company's common stock. The second component is a discretionary profit sharing contribution determined by the board of directors. This profit sharing contribution is also contributed to the ESOP in the form of shares of the company's common stock. The ESOP is subject to contribution limitations and vesting requirements.

Compensation Committee Interlocks and Insider Participation

                In 2001, Messrs. Summers, Wendt and David M. Wittels served on the compensation committee. Mr. Wittels is a principal of DLJ Merchant Banking, Inc. and from June 1997 to July 1997, prior to the company's acquisition of Wilson Greatbatch Ltd., he served as the company's President. Mr. Wittels resigned from the board of directors and from the compensation committee of the board in February 2002.

Compensation Committee Report

                Overview. The compensation committee is comprised solely of directors who are not current or former employees of the company. In 2001, the compensation committee consisted of Messrs. Wendt, Summers and Wittels. Mr. Wittels resigned from the board of directors and the committee in February 2002. The compensation committee is responsible for establishing the compensation policies and administering the compensation programs for the company's executive officers.

                Compensation Objectives. The objectives of the company's executive compensation program are to:

1)	Pay competitively to attract, retain and motivate superior executives who must operate in a highly competitive and technically specialized environment; and
2)	Relate total compensation for each executive to overall company performance as well as individual performance, and to align executive's performances and financial interest with shareholder value.

                The executive compensation program is generally composed of base salary, discretionary performance bonus, and long-term incentives in the form of stock options. The compensation program also includes various benefits, including a deferred compensation program for some executives, as well as health insurance plans and programs, pension and profit sharing plans, which are also available to all of the company's full-time employees.

                Base Salary. The compensation committee annually reviews and approves the base salaries of executive officers, taking into consideration individual performance, retention, the level of responsibility, the scope and complexity of the position, and competitive practices.

                Incentive Compensation. The company maintains a cash based key management incentive plan which includes a number of key company managers who receive annual incentive compensation based upon targeted financial performance goals and the achievement of these goals by the company. The range of these incentives varies depending upon the level of the manager and his/her ability to impact the company's performance, as well as the level of achievement of those financial goals by the company.

                Stock Options. The company has several stock option grant programs including company performance based vesting and long-term incentive plan vesting. These stock option programs are used as both a recruiting tool for key managers, as well as a retention tool for executive officers. Performance based options are tied to the company's financial performance goals and the achievement of those goals by the company. Long term incentive plan options are tied to executive officer retention periods with the company. The compensation committee approved, and recommended to the board for adoption, the company's non-employee director stock incentive plan which is subject to stockholder approval at the Annual Meeting.

                Compensation of the Chairman of the Board, President and Chief Executive Officer. Compensation of the company's Chairman of the Board, President and Chief Executive Officer, Edward F. Voboril, is determined pursuant to his employment agreement. Under the employment agreement, the company currently pays Mr. Voboril $335,000 annually. The compensation committee and the board of directors has the right to increase his salary. Under the employment agreement, Mr. Voboril is entitled to a bonus equal to 75% of his current base salary if the company achieves financial targets set by the board of directors and reflected in the company's annual budget. In determining the level of base salary and bonus to be paid to Mr. Voboril in 2001, the compensation committee considered both the value of Mr. Voboril to the company and pay practices for comparable performance in the industry. For 2001, Mr. Voboril's base salary was increased to $335,000. Mr. Voboril earned total bonuses in 2001 of $345,000, compared to total bonuses of $105,000 in 2000. The increase in bonus is attributable to the company's achieving financial targets set by the board of directors and reflected in the company's annual budget during 2001 and Mr. Voboril's integral role in bringing about these results.

Respectfully submitted,
William B. Summers, Jr.
Henry Wendt
Members of the Compensation Committee

AUDIT COMMITTEE REPORT

                The audit committee consists of Messrs. Rich, Sanford and Summers, each of whom is "independent" in accordance with the standards promulgated by the New York Stock Exchange. The audit committee functions pursuant to a written charter, a copy of which was attached as Exhibit A to the company's proxy statement for its 2001 Annual Meeting of Stockholders.

                The audit committee reviewed and discussed the interim information contained in the 2001 first, second, third and fourth quarter earnings announcements with management of the company and independent auditors prior to public release. In addition, the audit committee met regularly with the independent auditors to review the plans and scope of their audits and audit reports and to discuss necessary action.

                In connection with the December 28, 2001, consolidated financial statements, the audit committee has:

  reviewed and discussed with management the company's audited financial statements as of and for the fiscal year ended December 28, 2001;

  discussed with the company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with the Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants; and

  received and reviewed the written disclosures and the letter from the company's independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

                Based on the reviews and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements referred to above be included in the company's Annual Report on Form 10-K for the fiscal year ended December 28, 2001.

                The audit committee also recommended to the board of directors the reappointment of Deloitte & Touche LLP as the company's independent auditors.

Respectfully submitted,
Robert E. Rich, Jr.
Bill R. Sanford, Chairman
William B. Summers, Jr.
Members of the Audit Committee

PERFORMANCE GRAPH

                The following graph compares for the three-month period ended December 29, 2000 and the fiscal year ended December 28, 2001, the cumulative total stockholder return for the company, the Russell 2000 Index, and an index of over 100 medical instruments and supply companies (the "MG Group"). The graph assumes that $100 was invested on September 29, 2000 in the common stock of the company, the Russell 2000 Index and the MG Group, and assumes reinvestment of dividends. The stock price performance shown on the following graph is not necessarily indicative of future price performance.

[PERFORMANCE GRAPH]

	9/29/00	12/29/00	3/30/01	6/29/01	9/28/01	12/28/01
Wilson Greatbatch Technologies, Inc.	100	123.50	83.02	126.78	128.09	157.81
MG Group Index	100	96.64	98.25	101.51	102.76	110.26
Russell 2000 Index	100	92.73	86.40	98.38	77.65	93.68

RELATED PARTY TRANSACTIONS

                Described below are some of the transactions the company entered into with parties related to the company.

Registration Rights Agreement

                In February 2002, the company entered into a registration rights agreement with DLJ Merchant Banking Partners II, L.P., DLJMB Funding II, Inc., DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ First ESC L.L.C., DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P. and UK Investment Plan 1997 Partners, collectively the DLJ parties. Under the agreement, if the company proposes to register any of its common stock under the Securities Act of 1933, or the Act, either for its own account or for the account of any other security holder, the DLJ parties will be entitled to include their shares of the company's common stock in such registration, subject to certain terms and conditions. Moreover, the DLJ parties may require the company to prepare and file a registration statement under the Act, subject to certain terms and conditions. The company is not obligated to effect more than two of these demand registrations. The agreement terminates upon the earlier of (i) the dissolution, liquidation or winding-up of the company, (ii) the date on which the DLJ parties collectively no longer beneficially own at least 5% of the company's common stock or (iii) the second anniversary of the effective date of the agreement. On February 20, 2002, the DLJ parties provided the company with written notice of the exercise of its demand registration rights and requested that the company register all of their outstanding common stock for resale. The company is obligated to file a registration statement covering these shares not later than April 20, 2002.

Securities Purchase Agreement

                In July 1997, the company and WGL Acquisition Corp., a company formed by DLJ Merchant Banking to acquire all of the shares of the company's predecessor, which later merged into the company's predecessor, entered into a securities purchase agreement with DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ First ESC L.L.C. and Donaldson, Lufkin & Jenrette Securities Corporation, all of which are entities affiliated with DLJ Merchant Banking, and The Northwestern Mutual Life Insurance Company. In accordance with the agreement, the company issued and sold 637,663 shares which at the time of issuance represented approximately 7% of the company's common stock. At the same time as the share issuance, WGL Acquisition Corp. issued 13% senior subordinated notes in the aggregate principal amount of $25.0 million, which have since become obligations of the company. The company's senior subordinated notes mature on July 1, 2007. Affiliates of DLJ Merchant Banking originally purchased $22.5 million of the principal amount of the notes. In October 1997, an affiliate of DLJ Merchant Banking transferred $5.0 million of the principal amount of the notes to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. The senior subordinated notes, accrued interest thereon and a call premium were paid in full in January 2001. In connection with this prepayment, the company paid a premium of approximately $1.1 million to DLJ Investment Partners and other investors.

Registration and Anti-Dilution Agreement

                The company entered into a registration and anti-dilution agreement with DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ First ESC L.L.C. and Donaldson, Lufkin & Jenrette Securities Corporation, all of which are entities affiliated with DLJ Merchant Banking, and The Northwestern Mutual Life Insurance Company in July 1997. The agreement provides for adjustments to the number of shares held by the purchasers to prevent dilution from issuance of shares for less than fair market price. If the company proposes to register any common stock under the Securities Act, either for its own account or for the account of other securityholders, the purchasing parties are entitled to include their shares in the registration. In addition, parties holding more than 25% of the securities entitled to registration may require the company to prepare and file a registration statement under the Securities Act at any time after the company's initial public offering, which was completed in October 2000. The company is not obligated to effect more than two of these demand registrations. The managing underwriter of the offering has the right to limit the number of shares in any registration relating to the agreement if the underwriter believes that the success of the offering would be materially and adversely affected because of its size or kind. If more than half of the securities entitled to registration are excluded by the managing underwriter, the holders of the registration rights are to be given an additional demand registration.

Amended and Restated Credit Agreement

                The company entered into a credit agreement with a syndicate of financial institutions led by DLJ Capital Funding, Inc. on July 10, 1997. DLJ Capital Funding, Inc. is an affiliate of DLJ Merchant Banking and Credit Suisse First Boston Corporation. The parties to the credit agreement amended and restated it on August 7, 1998 to provide for a secured credit facility including term loans and a revolving credit facility up to a maximum of $130 million. In October 2000, the company used the net proceeds of its initial public offering to prepay $34.4 million of its Term A loans and $49.6 million of its Term B loans. In January 2001, the company entered into a $60 million credit facility which consisted of a $40 million term loan and a $20 million revolving line of credit. Both the term loan and the revolving line of credit had a term of five years and would have matured on January 1, 2006. The company used the proceeds from this term loan to pay off the remaining senior debt and the senior subordinated notes that were outstanding as of December 29, 2000, plus accrued interest and a call premium.

                In June 2001, in conjunction with the acquisition of Greatbatch-Sierra, the company amended its credit facility with a consortium of banks by increasing the total size of the facility to $100 million. The amended facility consisted of an $80 million term loan and a $20 million revolving line of credit. Both the term loan and the revolving line of credit have a term of five years maturing in July 2006. This credit agreement is secured by the company's accounts receivable and inventories and requires the company to comply with various quarterly financial covenants related to Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, as it is defined in the credit agreement, and ratios of leverage, interest and fixed charges as they relate to EBITDA. Both the term loan and the revolving line of credit bear interest at a rate that varies with the company's level of leverage. At December 28, 2001 leverage levels, the applicable interest rates for both the term loan and the revolving line of credit were prime less 0.75%, or the London Interbank Offered Rate, plus 1.25%, at the company's option. At March 1, 2002, the weighted average interest rate for the term loan was 4.1% and there were no amounts outstanding under the revolving line of credit.

Stockholders Agreements

                In July 1997, the company entered into three separate stockholders agreements with DLJ Merchant Banking and other parties, including members of the company's management who participated in the leveraged buyout and are stockholders of the company. The terms of the three stockholders agreements are substantially the same. In the agreements, the parties agreed to elect the board of directors, transfer securities governed by the agreements and conduct and participate in registrations of securities governed by the agreements according to the terms of the agreements. The stockholders agreements prohibit most transfers of securities governed by the agreements unless the proposed transferor offers to include in the proposed transfer the other parties' pro rata share of securities subject to the agreement, or the transfer is made in connection with a party's exercise of its right of participation in such a transfer or DLJ Merchant Banking's exercise of its right of forced sale under the agreements. Most transfer restrictions under the stockholders agreements terminated upon the consummation of the company's initial public offering in October 2000, or, in the case of the management stockholders agreement, terminated in October 2001. The agreements provide that the parties to the agreements and the company will take all action required to cause the board of directors to consist of seven directors, one of whom must be the Chief Executive Officer. So long as they collectively beneficially own at least 3% of the fully-diluted shares of the company's common stock, members of the Greatbatch family, who are the former controlling stockholders of the company, have the right to nominate one director to the board of directors.

                In February 2002, pursuant to a waiver and revocation of rights agreement, DLJ Merchant Banking waived most of its rights, including its right to nominate members of the board of directors, under the three stockholders agreements. DLJ Merchant Banking also waived its rights under the August 1999 stockholders agreement with Fred Hittman and the August 2000 stockholders agreement with Hitachi-Maxell, Inc. DLJ Merchant Banking continues to be bound by its obligations under the stockholders agreements, including its obligation to vote with the other parties to the agreements for seven directors, one of whom must be the Chief Executive Officer, and for a nominee selected by the Greatbatch family, if applicable. Based on this shared voting power, the parties to each stockholders agreement may be deemed to beneficially own all of the shares of the company's common stock subject to the agreements. The member of the board of directors elected pursuant to the agreements is Mr. Voboril, the Chief Executive Officer.

                Entities affiliated with DLJ Merchant Banking are party to all three stockholders agreements and consequently may be deemed to beneficially own the aggregate of all shares subject to the three agreements. This number includes 3,165,884 shares of common stock held directly by the entities affiliated with DLJ Merchant Banking as of April 10, 2002. Members of the company's management are party to two of the three agreements, the stockholders agreement dated as of July 16, 1997 and the management stockholders agreement dated as of July 10, 1997, and consequently may be deemed to beneficially own the aggregate of all the shares subject to those two agreements, in addition to the shares held by them directly. Subject to pro rata and underwriter exceptions, if the company proposes to file a registration statement relating to an offering of any of its equity securities, the parties to the stockholders agreements, other than DLJ Merchant Banking which has waived its rights, have the right to have their shares of common stock registered and sold as part of the offering.

DLJ Financial Advisory Agreement and Other Fees

                On July 10, 1997, the company appointed Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, to act as its exclusive financial advisor with respect to reviewing and analyzing financial alternatives for the company. Under the agreement, DLJ's successor, Credit Suisse First Boston Corporation, or CSFB, assists the company from time to time in analyzing its operations and historical performance as well as its future prospects, with a view to meeting its long term strategic objectives. The agreement expires in July 2002. In accordance with this agreement, the company pays CSFB $100,000 annually and as further compensation, CSFB has the right to act as the company's exclusive financial advisor and sole managing underwriter for any underwritten public offering of its stock and other financial transactions consummated by the company during the engagement period. CSFB is an affiliate of DLJ Merchant Banking. CSFB acted as a managing underwriter of the company's follow-on offering in July 2001 and received gross fees of approximately $3.8 million.

PROPOSAL 2

RATIFICATION OF THE ADOPTION OF THE
COMPANY'S NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

Introduction

                The board of directors has unanimously approved the adoption of the company's non-employee director stock incentive plan. A general description of the plan is set forth below, but such description is qualified in its entirety by reference to the full text of the plan, a copy of which is attached to this proxy statement as Exhibit A. Although not required under applicable law or the rules of the New York Stock Exchange, the board determined to submit the plan to the stockholders for ratification. The board considers the plan to be in the best interest of the company and its stockholders and recommends that you vote for approval of the plan. In the event the plan is not approved, the board will rescind the plan and all options granted thereunder.

Description of the Plan

                Purpose and Eligibility. The purpose of the plan is to provide incentives which will attract, retain and motivate highly competent persons as non-employee directors of the company and to assist in further aligning the interest of such directors with those of the company's stockholders by providing the directors with opportunities to acquire shares of the company's common stock. The plan will be administered by the board of directors or a committee appointed thereby. Each member of the board who is not an employee of the company or any subsidiary of the company or an employee of DLJ Merchant Banking Partners II, L.P. or any of its affiliates is eligible to participate in the plan. The company currently has five non-employee directors who are eligible to participate in the plan, Messrs. Rich, Sanford, Soderberg, Summers and Wendt.

                Benefits. Benefits under the plan are granted as options to purchase shares of the company's common stock or retainer stock awards. Retainer stock awards are stock awards granted to the director at his or her request in lieu of the annual cash retainer to which the director is entitled to receive under the company's non-employee director compensation policy. Subject to certain adjustments, the maximum number of shares of common stock that may be delivered to non-employee directors under the plan is 100,000 shares. Under the plan, on the effective date of the plan, November 16, 2001, and the date that an individual first becomes a non-employee director of the company, each such director will automatically be granted an option to purchase 5,000 shares of the company's common stock. In addition, the board may in its discretion grant additional stock options to non-employee directors from time to time.

                Exercise Price and Payment Thereof. Each stock option granted under the plan shall have a per share exercise price equal to the fair market value of a share of the company's common stock on the date of grant. The option exercise price may be paid in cash or, in the discretion of the board of directors, by the delivery of shares of the company's common stock then owned by the director, which are valued at their fair market value on the date of exercise, by the withholding of shares of common stock for which an option is exercisable, or by a combination of these methods. In the board's discretion, such payment may also be made by a director by delivering an exercise notice to the company together with a copy of irrevocable instructions to a broker to deliver promptly to the company the amount of sale or loan proceeds to pay the exercise price. The board may also prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the plan.

                Vesting and Exercise Period. Each stock option becomes exercisable in three equal annual installments beginning on the first December 31, which is at least six months after the date of grant, and on the two succeeding occurrences of December 31, provided that the individual continues to serve as a non-employee director of the company on each such date. Each stock option terminates on the tenth anniversary of the date of grant unless earlier terminated pursuant to the terms of the plan. If a non-employee director ceases to serve as such for any reason, each stock option granted to the director that has not become exercisable prior to termination of service will immediately terminate and become null and void upon such termination.

                Termination of Directorship. If a non-employee director ceases to serve as such, any exercisable stock option previously granted to the director will, to the extent unexercised, remain exercisable at any time within one year after the cessation of such service after which time such stock option terminates and becomes null and void. No stock option may be exercised later than ten years after the date of grant. Notwithstanding the foregoing, the term of exercise of stock options held by a director that have a remaining term of less than one year on the date of such director's death automatically extend to the first anniversary of the date of death. If a non-employee director's service with the company ceases by reason other than death, disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), voluntary retirement or failure of the company to nominate the non-employee director for re-election if the director is otherwise eligible (unless such failure to nominate is due to any act of fraud, intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the company or any subsidiary thereof), such director's exercisable stock options immediately terminate and become null and void.

                Post-Directorship Exercises. A non-employee director of the company who ceases to serve as such may not exercise a stock option unless the director neither competes with, or takes employment with or render services to a competitor of, the company or its subsidiaries or affiliates without the written consent of the company, nor conducts himself or herself in a manner which would adversely affect the company.

                Change in Control. Under the terms of the plan, subject to limitations imposed by the short-swing profit rules of the Exchange Act, upon the occurrence of a change in control in the company, each stock option may, at the discretion of the board, be terminated within a specific number of days after notice to the holder of the stock option, and each such holder will receive, in respect of each share of common stock for which the stock option then is exercisable, an amount equal to the excess of the then fair market value of such share of common stock over the exercise price per share payable in the same consideration received by the stockholders of the company upon the closing of the transaction that results in the change in control.

                Amendment and Termination. The board may amend the plan from time to time or suspend or terminate the plan at any time. However, no amendment may have a material adverse affect on an outstanding stock option without the consent of the holder. No amendment of the plan may be made without approval of the stockholders of the company if required by applicable law or by any listing agreement to which the company is a party with a national securities exchange or other market system.

                Federal Income Tax Consequences. The plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code. Based on the advice of counsel, the company believes that the normal operation of the plan should generally have, under the Code and the regulations thereunder, all as in effect on the date of this proxy statement, the principal federal income tax consequences described below. The tax treatment described below does not take into account any changes in the Code or the regulations thereunder that may occur after the date of this proxy statement. The following discussion is only a summary; it is not intended to be all-inclusive or to constitute tax advice, and, among other things, does not cover possible state or local tax consequences. This description may differ from the actual tax consequences of participation in the plan.

                The stock options under the plan, when granted, will be non-qualified stock options, referred to in this proxy statement as NQSOs. The principal federal income tax consequences to each non-employee director and to the company should generally be as follows:

1.	No income is recognized by a non-employee director nor is a tax deduction permitted to the company when NQSOs are granted by the company.
2.	Upon exercise of NQSOs, a non-employee director who (i) is not then subject to the "short-swing" profit recapture provision of Section 16(b) of the Exchange Act or (ii) is subject to those provisions but elects under Section 83(b) of the Code to recognize income immediately upon exercise will be treated as having received ordinary income at the time of exercise in an amount equal to the difference between the exercise price and the fair market value of the shares acquired as of the date of exercise.
3.	A non-employee director who is subject to the "short-swing" profit recapture provision of Section 16(b) of the Exchange Act and who does not make the election under Section 83(b) of the Code, will be treated as having received ordinary income upon the lapse of the six-month period after exercise of the option (or upon no longer being subject to the recapture provision, if earlier) in an amount equal to the difference between the exercise price and the fair market value of the shares at the end of the six-month period or the date the recapture provision no longer applies, if earlier.
4.	Such income when recognized by the non-employee director will be self-employment income subject to self-employment taxes.
5.	The non-employee director's basis in the shares acquired upon exercise of NQSOs will be the fair market value of the shares acquired on the date the director recognizes the income from exercise. Such director's holding period for those shares will begin on the day after the date on which the director recognizes income with respect to the transfer of those shares, i.e., generally the day after the exercise date.
6.	When the non-employee director disposes of his or her shares that were the subject of an option, he or she will recognize capital gain or loss under the Code rules that govern stock dispositions, assuming that the shares are held as a capital asset. Any net capital gain (i.e., the excess of net long-term capital gains for the taxable year over net short-term capital losses for that taxable year) will be taxed at a capital gains rate that depends on how long the shares were held and the non-employee director's tax bracket. Any net capital loss can only be used to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year.
7.	The company will generally be entitled to a deduction (at the same time as the non-employee director recognizes income) in an amount equal to the non-employee director's ordinary income as described above, subject to the rules of Section 83 of the Code and the regulations thereunder.
8.	The company will recognize no gain or loss upon the issuance of shares under the plan.

                The foregoing discussion is only a summary of certain of the federal income tax consequences relating to the plan as in effect on the date of this proxy statement. No consideration has been given to the effects of payment of the exercise price other than in cash, or of federal estate, state, local and other laws (tax or other) upon the plan or upon the non-employee director or the company, which laws will vary depending upon the particular jurisdiction or jurisdictions involved.

                Stock Options Granted. Under the terms of the plan, Messrs. Rich, Sanford, Soderberg, Summers and Wendt have been granted stock options. The board of directors has determined to rescind these option grants, together with the plan itself, if the plan is not approved by the company's stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
"FOR" RATIFICATION OF THE ADOPTION OF THE COMPANY'S
NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF THE REAPPOINTMENT
OF INDEPENDENT AUDITORS FOR THE YEAR 2002

                On recommendation of the audit committee, the accounting firm of Deloitte & Touche LLP has been reappointed by the board of directors as the company's independent auditors for 2002. Although stockholder approval is not required, the board of directors requests stockholder ratification of Deloitte & Touche LLP's reappointment. Representatives of that firm will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

                The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates, referred to in this proxy statement as Deloitte, for professional services rendered for the audit of the company's annual consolidated financial statements for the fiscal year ended December 28, 2001 and for the reviews of the consolidated financial statements included in the company's Quarterly Reports on Form 10-Q for that fiscal year were $173,600.

Financial Information Systems Design and Implementation Fees

                There were no fees services rendered for financial information systems design and implementation for the fiscal year ended December 28, 2001.

All Other Fees

                The aggregate fees billed by Deloitte for services rendered to the company, other than the services described above for the fiscal year ended December 28, 2001, were $571,200, including audit related services of approximately $296,100 and non-audit services of $275,100. Audit related services include fees for due diligence on the acquisition of Greatbatch-Sierra, required procedures related to the company's registration statement filed in 2001 and for the audit of the company's employee benefit plans.

                The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
"FOR" RATIFICATION OF THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2002.

REQUIREMENTS FOR REPORTING SECURITIES OWNERSHIP

                Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's executive officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership with the United States Securities and Exchange Commission, or the SEC. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. To the company's knowledge, based solely upon its review of copies of such forms furnished to it, or written representations from reporting persons that no such forms were required for those persons, the company believes that during fiscal year 2001 all filing requirements applicable to executive officers, directors, and greater than ten-percent beneficial owners were complied with except that a Form 4 reporting one transaction was inadvertently filed late by Mr. Samek.

PROPOSALS OF STOCKHOLDERS

                Any stockholder who intends to present a proposal intended to be considered for inclusion in the proxy statement for presentation at the 2003 Annual Meeting of Stockholders must submit such proposal so that the company receives it by January 17, 2003. The proposal should be submitted to the company's offices in Clarence, New York by certified mail, return receipt requested, and should be directed to the Secretary of the company. In addition, the company's by-laws require that notice of any business proposed by a stockholder to be brought before an annual meeting must be received by the Secretary of the company not later than 90 days in advance of the anniversary date of the prior year's annual meeting, which for business proposed for the 2003 Annual Meeting is February 17, 2003.

OTHER MATTERS

                Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

                A copy of the company's Annual Report on Form 10-K for fiscal year 2001 may be obtained without charge by any stockholder of record by written request made to Ernest J. Norman, Esq., Assistant Secretary and Director of Investor Relations and Corporate Communications, Wilson Greatbatch Technologies, Inc., 10,000 Wehrle Drive, Clarence, New York 14031.

By Order of the Board of Directors,

LARRY T. DEANGELO
Senior Vice President,
Administration and Secretary

Clarence, New York
April 22, 2002

PROXY PROXY

WILSON GREATBATCH TECHNOLOGIES, INC.
10,000 WEHRLE DRIVE
CLARENCE, NEW YORK 14031

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2002.

                The undersigned hereby appoints Edward F. Voboril and Larry T. DeAngelo, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders of Wilson Greatbatch Technologies, Inc. to be held at Samuel's Grande Manor, 8750 Main Street, Williamsville, New York 14221, on May 17, 2002, and at any adjournments, upon matters described in the Proxy Statement furnished herewith and all other subjects that may properly come before the meeting.

       IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED HEREIN, FOR RATIFICATION OF THE ADOPTION OF THE COMPANY'S NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN AND FOR RATIFICATION OF THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP, AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                If you have a beneficial interest in shares allocated to your account under the Wilson Greatbatch, Ltd. Equity Plus Plan - Money Purchase Plan or the Wilson Greatbatch, Ltd. Equity Plus Plan - Stock Bonus Plan (collectively, the "Plans"), then this card also constitutes your voting instructions to the Trustees of the Plans. If you do not submit a proxy or otherwise provide voting instructions, or if you do not attend the meeting and vote by ballot, the Trustees of the Plans will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received, except that the Trustees, in the exercise of their fiduciary duties, may determine that they must vote the shares in some other manner. If you plan to attend the meeting, please check the appropriate box on your proxy card, return the proxy card and refer to the map included below containing directions to Samuel's Grande Manor.

▲ FOLD AND DETACH HERE ▲

[MAP TO SAMUEL'S]

		FOR the nominees listed at right (except as marked to the contrary)	WITHHELD AUTHORITY to vote for the nominees listed at right	Nominees: 01 Edward F. Voboril 02 Robert E. Rich, Jr. 03 Bill R. Sanford 04 Peter H. Soderberg 05 William B. Summers, Jr. 06 Henry Wendt
1.	ELECTION OF DIRECTORS	[ ]	[ ]
For, except vote withheld from the following nominees: __________________________
		FOR	AGAINST	ABSTAIN
2.	RATIFY THE ADOPTION OF THE COMPANY'S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN	[ ]	[ ]	[ ]
		FOR	AGAINST	ABSTAIN
3.	RATIFY THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2002	[ ]	[ ]	[ ]

4.	In their discretion, upon such other business as may properly come before the meeting or any adjournments.
I PLAN TO ATTEND THE ANNUAL MEETING [ ]

Signature ________________________________	Signature ______________________________	Date _______________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/gb
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

EXHIBIT A

WILSON GREATBATCH TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

1. Purpose. The Wilson Greatbatch Technologies, Inc. Non-Employee Director Stock Incentive Plan (the "Plan") is intended (i) to provide incentives which will attract, retain and motivate highly competent persons as non-employee directors of Wilson Greatbatch Technologies, Inc. (the "Company"), and (ii) to assist in further aligning the interests of the Company's non-employee directors with those of its other stockholders, by providing non-employee directors with opportunities to acquire shares of the common stock, par value $.001 per share, of the Company ("Common Stock") pursuant to the Benefits (as defined below) described herein.

2. Administration.

     (a) The Plan will be administered by the Board of Directors of the Company (the "Board") or a committee appointed by the Board from among its members (and references herein to the Board shall be deemed to include references to any such committee, except as the context otherwise requires). The Board is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Board shall be binding and conclusive on all participants and their legal representatives.

     (b) The Board may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Board in the engagement of such counsel, consultant or agent shall be paid by the Company.

3. Participants. Each member of the Board who is not an employee of the Company or any subsidiary of the Company or any of the DLJ Entities (as hereinafter defined) (a "Non-Employee Director") shall be eligible to participate in the Plan.

4. Type of Benefits. Benefits under the Plan shall be granted as Stock Options or Retainer Stock Awards (each as described below, and collectively, the "Benefits"). Benefits may be evidenced by agreements (which need not be identical) in such forms as the Board may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5. Common Stock Available Under the Plan.

     (a) Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 9 hereof, the maximum number of shares of Common Stock that may be delivered to Non-Employee Directors and their beneficiaries under the Plan shall be One Hundred Thousand (100,000) shares of Common Stock, which in all cases shall be treasury shares held by the Company. Any shares of Common Stock covered by a Stock Option granted under the Plan which is forfeited, is canceled or expires for any reason shall be deemed not to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

     (b) If any Stock Option is exercised by tendering shares of Common Stock, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a Stock Option under the Plan, only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

6. Stock Options.

     (a) Grants. (i) On the Effective Date, and on the date each Non-Employee Director first becomes a member of the Board during the term of the Plan after the Effective Date, each Non-Employee Director shall be granted automatically a Stock Option to purchase Five Thousand (5,000) shares of Common Stock (subject to adjustments made in accordance with Section 9 hereof), subject to the vesting and exercise period provisions contained in Section 6(d) hereof. Stock Options are not intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

          (ii) In addition to the Stock Options granted automatically pursuant to Section 6(a)(i) hereof, the Board may, in its discretion and from time to time, grant Stock Options to purchase Common Stock to Non-Employee Directors, subject to the vesting and exercise period provisions contained in Section 6(d) hereof. Stock Options are not intended to constitute "incentive stock options" within the meaning of Section 422 of the Code.

     (b) Exercise Price. Each Stock Option granted hereunder shall have a per-share exercise price equal to the Fair Market Value (as defined herein) of a share of Common Stock on the date of grant (subject to adjustments made in accordance with Section 9 hereof).

     (c) Payment of Exercise Price. The option exercise price may be paid in cash or, in the discretion of the Board, by the delivery of shares of Common Stock then owned by the Non-Employee Director (to be valued at their Fair Market Value on the date of exercise), by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the discretion of the Board, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a Non-Employee Director, providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the Non-Employee Director only the number of incremental shares to which the Non-Employee Director is entitled upon exercise of the Stock Option. In determining which methods a Non-Employee Director may utilize to pay the exercise price, the Board may consider such factors as it determines are appropriate.

     (d) Vesting and Exercise Period.

          (i) General. Each Stock Option shall become exercisable in three equal annual installments beginning on first occurrence of December 31 which is at least six (6) months after the date of grant, and on the two succeeding occurrences of December 31 thereafter, provided that the Non-Employee Director continues to serve as a director of the Company on each such date, and shall thereafter remain exercisable until its termination as hereinafter provided. Each Stock Option shall terminate on the tenth anniversary of the date of grant unless terminated earlier pursuant to the Plan or later pursuant to Section 6(d)(iii) hereof. If a Non-Employee Director ceases to serve as a director of the Company for any reason, each Stock Option granted to such person that has not become exercisable prior to cessation of service shall immediately terminate and become null and void upon such cessation of service. The Board shall have the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, rights to exercise any Stock Option granted hereunder.

          (ii) Termination of Directorship. If a Non-Employee Director ceases to serve as a director of the Company, any exercisable outstanding Stock Option previously granted to such Non-Employee Director shall, to the extent not theretofore exercised, remain exercisable at any time up to and including a date that is one (1) year after the date of such cessation of service, except as set forth in Section 6(d)(iii) hereof, at which time such Stock Option shall terminate and become null and void; provided, however, that no Stock Option shall be exercisable later than ten years after the date of grant (except as set forth in Section 6(d)(iii) hereof); provided, further, however, if the service of a Non-Employee Director ceases by reason other than (A) death, (B) disability (as described in Section 22(e)(3) of the Code), (C) voluntary retirement from service as a director of the Company or (D) the failure of the Company to nominate for re-election such Non-Employee Director who is otherwise eligible (unless such failure to nominate for re-election is due to any act of (1) fraud or intentional misrepresentation or (2) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary), such Stock Option shall immediately terminate and become null and void.

          (iii) Extension of Term. The term of exercise of all outstanding Stock Options held by a Non-Employee Director that have a remaining term of less than one year on the date of such Non-Employee Director's death shall automatically be extended to the first anniversary of the date of death.

     (e) Post-Directorship Exercises. The exercise of any Stock Option after a Non-Employee Director ceases to serve as a director shall be subject to satisfaction of the conditions precedent that the former Non-Employee Director neither (i) competes with, or takes employment with or renders services to a competitor of, the Company, its subsidiaries or affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company, each as the Board may, in its discretion, determine, which determination shall be conclusive. If a Stock Option shall be exercised by the legal or personal representative of a deceased Non-Employee Director or former Non-Employee Director, or by a person who acquired a Stock Option granted hereunder by bequest or inheritance or by reason of the death of any Non-Employee Director or former Non-Employee Director, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Stock Option.

7. Use of Proceeds. The cash proceeds of the sale of shares of Common Stock pursuant to the Plan are to be added to the general funds of the Company and used for its general corporate purposes as the Board shall determine.

8. Stock Awards in Lieu of Cash Retainer.

     (a) Retainer Stock Awards. To the extent any Non-Employee Director is entitled to receive an annual retainer pursuant to the Company's Directors' Compensation Policy (as it may be amended, supplemented or otherwise modified from time to time, the "Retainer Policy") and such Non-Employee Director elects, pursuant to and in accordance with the Retainer Policy, to receive shares of Common Stock in lieu of cash thereunder, such Non-Employee Director (provided that he or she is in office at the time of such grant) shall be granted that number of shares of Common Stock (a "Retainer Stock Award") which such Non-Employee Director is entitled to receive pursuant to the Retainer Policy.

     (b) Issuance Pursuant to Retainer Policy. A Non-Employee Director may elect to be granted Retainer Stock Awards pursuant to this Section 8 by delivering written notice in accordance with the Retainer Policy. All Retainer Stock Awards shall be subject in all respects to the terms and conditions of the Retainer Policy. The number of shares of Common Stock to be granted as Retainer Stock Awards shall be determined pursuant to the Retainer Policy and shall be issued at the Fair Market Value in accordance with the Retainer Policy.

9. Adjustment Provisions; Change in Control.

     (a) Definition of Change in Control. For purposes of the Plan, a "Change in Control" of the Company occurs if: (a) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than DLJ Merchant Banking Partners II, L.P. or any of its affiliates or any combination thereof (collectively, the "DLJ Entities"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company; or (b) the Board of Directors shall approve a sale of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, other than to an entity owned or controlled by the DLJ Entities; or (c) the Board of Directors shall approve any merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity.

     (b) Effect of Change in Control. Upon the occurrence of a Change in Control transaction described in the preceding paragraph, each Stock Option may, at the discretion of the Board, be terminated within a specified number of days after notice to the holder of such Stock Option, and each such holder will receive, in respect of each share of Common Stock for which such Stock Option then is exercisable, an amount equal to the excess of the then Fair Market Value of such share of Common Stock over the exercise price per share, payable in the same consideration received by the stockholders of the Company upon the closing of such transaction. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

     (c) Other Adjustments. In the event of any change in the outstanding shares of Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Board shall make such adjustments to each outstanding Stock Option that it, in its sole discretion, deems appropriate. With respect to Stock Options, the term "Common Stock" after any such change shall refer to the securities, cash and/or property then receivable upon exercise of a Stock Option. In addition, in the event of any such change, the Board shall make any further adjustment as may be appropriate to the maximum number of shares of Common Stock which may be acquired under the Plan pursuant to the exercise of Stock Options or other Benefits, the maximum number of shares of Common Stock for which Stock Options may be granted to any Non-Employee Director under the Plan, the minimum exercise price per share of Common Stock for Stock Options to be granted under the Plan, and the number of shares of Common Stock and prices per share subject to outstanding Stock Options as shall be equitable to prevent dilution or enlargement of rights under such Stock Options, and the determination of the Board as to these matters shall be conclusive.

10. Nontransferability. Stock Options granted under the Plan to a Non-Employee Director shall not be transferable otherwise than by will or the laws of descent and distribution, and such Stock Options shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director. In the event of the death of a Non-Employee Director, each Stock Option theretofore granted to him or her shall be exercisable during such period after his or her death and by such persons as set forth in Section 6 above. Notwithstanding the foregoing, at the discretion of the Board, an award of a Stock Option may permit the transferability of any such Stock Option by a Non-Employee Director solely to the Non-Employee Director's spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Stock Option.

11. Other Awards and Provisions. The award of any Benefit under the Plan also may be subject to such other provisions (whether or not applicable to the Benefit awarded to any other Non-Employee Director) as the Board determines to be appropriate. The Board also may make any other awards to Non-Employee Directors as are consistent with the purposes of this Plan with such terms and conditions as the Board may determine in its sole discretion.

12. Issuance of Stock Certificates and Related Matters. The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued under this Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as the Board, in its sole discretion, determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from the registration requirements of, the Securities Act of 1933, as amended (the "Securities Act"), or (ii) implement the provisions of the Plan and any agreement between the Company and the Non-Employee Director. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Common Stock under the Plan or make any other distribution of Benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation the Securities Act), and the applicable requirements of any securities exchange or similar entity, or prior to receipt by the Company of the full purchase price for the shares, if applicable, in accordance with the Plan.

13. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value, with respect to any date of determination, means:

(i) if the Common Stock is listed or admitted to trading on a national securities exchange in the United States or reported through The Nasdaq Stock Market ("Nasdaq") then the closing sale price on such exchange or Nasdaq on such date or, if no trading occurred or quotations were available on such date, then on the closest preceding date on which the Common Stock was traded or quoted; or

(ii) if not so listed or reported but a regular, active public market for the Common Stock exists (as determined in the sole discretion of the Board, whose decision shall be conclusive and binding), then the average of the closing bid and ask quotations per share of Common Stock in the over-the-counter market for such shares in the United States on such date or, if no such quotations are available on such date, then on the closest date preceding such date. For purposes of the foregoing, a market in which trading is sporadic and the ask quotations generally exceed the bid quotations by more than 15% shall not be deemed to be a "regular, active public market."

     If the Board determines that a regular, active public market does not exist for the Common Stock, the Board shall determine the Fair Market Value of the Common Stock in its good faith judgment based on the total number of shares of Common Stock then outstanding, taking into account all outstanding options, warrants, rights or other securities exercisable or exchangeable for, or convertible into, shares of Common Stock.

     For purposes of this Plan, the determination by the Board of the Fair Market Value of a share of Common Stock shall be conclusive.

14. Tenure. A Non-Employee Director's right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

15. Unfunded Plan. Non-Employee Directors shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Non-Employee Director, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Any payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16. Securities Laws Matters. Except as hereinafter provided, the Board may require any holder of a Stock Option, as a condition upon exercise of any Stock Option granted hereunder, or the recipient of any Retainer Stock Award, as a condition to the receipt of such Benefit, to execute and deliver to the Company a written statement, in form satisfactory to the Board, in which such holder represents and warrants that shares of Common Stock are being acquired for such holder's own account for investment only and not with a view to the resale or distribution thereof. The holder shall, at the request of the Board, be required to represent and warrant in writing that any subsequent resale or distribution of shares of Common Stock by the holder shall be made only pursuant to either (i) a Registration Statement on an appropriate form under the Securities Act, which Registration Statement has become effective and is current with regard to the shares of Common Stock being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder shall, prior to any offer of sale or sale of such shares, obtain a prior favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application of such exemption thereto. The foregoing restriction shall not apply to (i) issuances by the Company so long as the shares of Common Stock being issued are registered under the Securities Act and a prospectus in respect thereof is current or (ii) re-offerings of shares of Common Stock by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act) if such shares being re-offered are registered under the Securities Act and a prospectus in respect thereof is current.

17. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Board shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

18. Amendment and Termination. The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no amendment shall have a material adverse effect on an outstanding Stock Option or Retainer Stock Award without the consent of the holder. No amendment of the Plan may be made without approval of the stockholders of the Company if required by applicable law or by any listing agreement to which the Company is a party with a national securities exchange or other market system.

19. Withholding Taxes. The Company will require, as a condition to a Stock Option holder's exercising a Stock Option granted hereunder or to the receipt of any Retainer Stock Award, that the Stock Option holder or Retainer Stock Award recipient reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance or disposition of such shares of Common Stock. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the holder upon such terms and conditions as the Board shall prescribe. The Company may, in its discretion, hold the stock certificate to which such Stock Option holder or Retainer Stock Award recipient is entitled upon the exercise of a Stock Option or pursuant to the Retainer Policy, as applicable, as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.

20. Listing of Shares and Related Matters. The Board may delay the issuance or delivery of shares of Common Stock pursuant to any Benefit granted hereunder if it determines that listing, registration or qualification of shares of Common Stock or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of any Benefit under the Plan or the issuance of shares of Common Stock thereunder, until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

21. Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

22. Effective Date. The Plan shall be effective as of November 16, 2001 (the "Effective Date").